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                                  EXHIBIT 10.1
                                  ------------

                           PURCHASE AND SALE AGREEMENT
                           ---------------------------

        This Purchase and Sale Agreement (this "Agreement") dated as of February 16, 2007, is among Five States Energy Company, L.L.C. ("Five States") and each of the other parties listed as a party "Seller" on the signature pages hereof (herein collectively called "Seller"), and ISRAMCO, Inc. or its designated affiliate Isramco Energy, LLC (herein called "Buyer").

        In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

        1.01 PURCHASE AND SALE. Seller agrees to sell and convey to Buyer and Buyer agrees to purchase and pay for the Properties (as defined below), subject to the terms and conditions of this Agreement. For purposes of this Agreement, Properties shall mean all of Seller's right, title and interest in and to the real and personal property described in Exhibit "A" hereto, including, but not limited to, all the types of property listed in Subsections (a) through (j) of this Section 1.01, to the extent such rights or interests are a part of, grant rights in or with respect to, or are located on the Properties described in Exhibit "A".

                (a) LEASES. Leasehold interests in oil, gas or other minerals, including working interests, carried working interests, rights of assignment and reassignment, and other interests under or in oil, gas or mineral leases, and interests in rights to explore for and produce oil, gas and other minerals ("Leases");

                (b) FEE INTERESTS. Fee interests to the surface and in oil, gas or other minerals, including rights under mineral deeds, conveyances or assignments;

                (c) RIGHTS IN PRODUCTION. Royalties, overriding royalties, production payments, net profits interests, rights to take royalties in kind, or other interests in production of oil, gas or other minerals;

                (d) RIGHTS; WORKING INTERESTS. Rights and interests in or derived from unit agreements, orders or decisions of state and federal regulatory authorities establishing units, joint operating agreements, enhanced recovery and injection agreements, farmout agreements and farmin agreements, options, drilling agreements, exploration agreements, assignments of operating rights, working interests and subleases;

                (e) EASEMENTS. To the extent transferable, rights-of-way, surface or ground leases, easements, servitudes and franchises located on or granting rights to the Properties or property interests described in Exhibit "A" hereto and acquired or used in connection with


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operations for the exploration, production, processing and transportation of oil, gas or other minerals with respect to the properties and interests described in subsections (a)-(d) above;

                (f) PERMITS. To the extent transferable, permits and licenses of any nature owned, held or operated in connection with operations for the exploration, production, processing and transportation of oil, gas or other minerals;

                (g) WELLS. Producing, shut in, temporarily abandoned and plugged and abandoned oil and gas wells, salt water disposal wells, injection wells and water supply wells located on the Properties described in Exhibit "A" hereto and used in connection with the Properties described in Subsections (a) -
(f) above ("Wells");

                (h) FACILITIES. All facilities, buildings, improvements, gas conditioning and compression facilities, gathering lines, flow lines, injection lines and appurtenances located on, or which are related to, the Properties described in Exhibit "A";

                (i) EQUIPMENT. All surface and down-hole equipment, fixtures, machinery, inventory and personal property located on the Properties described in Exhibit "A" hereto, and used in connection with the Properties described in Subsections (a) - (h) above;

                (j) CONTRACTS. To the extent transferable, all contracts and agreements to which the property described in (a) - (i) above is subject as listed on Schedule 1.01(j) hereto.

        1.02 EFFECTIVE TIME. The purchase and sale of the Properties shall be effective as of October 1, 2006, at 7:00 a.m., Central Daylight Time (herein called the "Effective Time"), subject to amendment pursuant to the terms of
Section 7.01.

        1.03 Letter Agreement. Buyer and Seller have entered into a Letter Agreement dated February 15, 2007 which is incorporated herein by reference ("Letter Agreement"). Notwithstanding any provision to the contrary in this Agreement, the provisions contained in the Letter Agreement shall prevail in the event of conflict between this Agreement and the Letter Agreement.

                                   ARTICLE II

                                 PURCHASE PRICE

        2.01 Purchase Price. The purchase price for the Property shall be $92,240,340 (herein called the "Preliminary Purchase Price"), subject to adjustment as set forth in Section 2.02. and the Letter Agreement.

        2.02 ADJUSTMENTS TO PURCHASE PRICE. The Preliminary Purchase Price shall be adjusted as follows and the resulting amount shall be herein called the "Final Purchase Price":

        (a) The Preliminary Purchase Price shall be adjusted upward by the following:


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                (1)     The value of all merchantable, allowable oil in storage
above the pipeline connection at the Effective Time that is credited to the Properties, such value to be the market or contract price in effect as of the Effective Time less taxes deducted by the purchaser of such oil;

                (2) Subject to Section 4.01(b), the amount of all expenditures (including, without limitation, royalties as to the McCallister #1 well, Lea County, New Mexico in the approximate amount of $12,000, rentals and other charges, ad valorem, property, production, excise, severance and other taxes based upon or measured by the ownership of the Properties or the production of hydrocarbons or the receipt of proceeds therefrom, expenses properly billed under applicable operating agreements including but not limited to operating expense, repair expense, maintenance expense, workover expense, and drilling and recompletion expense and, in the absence of an operating agreement, expenses of the sort customarily billed under such agreements) paid by or on behalf of Seller in connection with the ownership or operation of the Properties including but not limited to operating expense, repair expense, maintenance expense, workover expense, and drilling and recompletion expense from the Effective Time to the Closing Date;

                (3) An amount equal to all prepaid expenses attributable to the Properties that are paid by or on behalf of Seller and disclosed in Schedule
2.02 (a)(3) to Buyer prior to the Closing Date and that are attributable to the period after the Effective Time including, without limitation, prepaid ad valorem, property, production, severance and similar taxes (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom; and

                (4)     Any other amount agreed upon by Seller and Buyer.

        (b) The Preliminary Purchase Price shall be adjusted downward by the following:

                (1) Proceeds received by Seller prior to the Closing Date attributable to the Properties and that are attributable to the period of time from the Effective Time to the Closing Date;

                (2) An amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom accruing to the Properties prior to the Effective Time, which amount shall be computed based upon such taxes assessed against the applicable portion of the Properties for the preceding calendar year or, if such taxes are assessed on other than a calendar year basis, for the tax related year last ended; and

                (3) An amount equal to the Preliminary Closing Statement described on Schedule 2.02 (b)(3).

        2.03 Deposit. Contemporaneously with the execution of this Agreement, Buyer has paid to Five States the sum of Five Million Dollars ($5,000,000) (the "Deposit"). Five States shall hold the deposit in a segregated account until Closing or termination of this Agreement. If

Seller does not receive the Deposit by the end of business on February 16, 2007, Seller may terminate this agreement. In the event the transaction contemplated hereby is consummated in accordance with the terms hereof, the Deposit shall be applied to the Purchase Price to be paid by Buyer at the Closing. In the event the transaction contemplated hereby fails to close on the Closing Date, as defined in Section 7.01, as a result of a material breach of this Agreement by the Buyer and in the absence of a material breach of this Agreement by Seller, Five States shall distribute the Deposit among the Sellers as their sole remedy for such default. If the transaction contemplated hereby otherwise fails to close, the Deposit and the additional sums described in the Letter Agreement shall be returned to Buyer . The Deposit shall not bear interest, and if the same is paid to Buyer or if Buyer receives credit for same against the Purchase Price paid at Closing, such payment, or credit, shall be in the amount of the Deposit and shall not include any additional amounts. THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

        3.01 REPRESENTATIONS AND WARRANTIES OF SELLER. Each Seller represents and warrants the following:

                (a) Seller is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly qualified to carry on its business in each state where failure to so qualify would have a materially adverse effect upon its business or properties.

                (b) Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations under this Agreement. The consummation of the transactions contemplated by this Agreement has been duly and validly authorized and will not (a) violate, or be in conflict with, any provision of the articles of incorporation or bylaws or other governing documents of Seller, or (b) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any provision of any agreement or instrument to which Seller is a party or by which it is bound (except any provision in any agreement as to (i) any preferential right to purchase a portion of the Property, (ii) required consents to transfer and related provisions, (iii) maintenance of uniform interests provisions and (iv) any other third-party approvals contemplated herein) or (c) violate or conflict with any judgment, decree, order, statute, rule or regulation applicable to Seller or the Properties.

                (c) This Agreement has been duly executed and delivered on behalf of Seller. This Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.


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                (d)     Except as described on Schedule 3.01(d) hereto, no suit,
action or other proceeding is pending, and to Seller's Knowledge none is threatened, before any court or governmental agency as of the date of this Agreement that might result in impairment or loss of Seller's title to any part of the Properties or that might hinder or impede the operation of the Properties or that might result in a diminution of the value thereof or for which Buyer could become liable as a successor or otherwise.

                (e) Seller has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

                (f) Schedule 1.01(j)-a identifies various gas imbalances, both over produced and underproduced, regarding production taken or marketed from the Properties which could result in (i) a portion of Seller's interest in production therefrom to be taken or delivered after the Closing Date without Buyer receiving payment therefor and at the price it would have received absent such imbalance; or (ii) Buyer being obligated to make payment to any person or entity as a result of such imbalance; or (iii) production being shut-in or curtailed after the Closing Date due to non-compliance with allowables, production quotas, proration rules or similar orders or regulations of governmental authorities; however, Buyer will not be obligated, by virtue of any prepayment arrangement, take-or-pay agreement or similar arrangement, to deliver hydrocarbons produced from the Properties at some future time without then receiving full payment therefore. Buyer and Seller agree to offset all identifiable gas imbalances to the extent possible, then adjust the remaining over or under balance by a cash settlement based on $3.50 per mcf as an upward or downward adjustment to the Preliminary Purchase Price or Final Purchase Price.

                (g) To the Knowledge of Seller, the purchasers under all gas contracts under which Seller is selling natural gas produced from the Properties are in compliance with all the material terms of such contracts and Seller has received no notice from any such purchaser of such party's intention or desire to modify, renegotiate or repudiate any such contract or any of the material terms thereof.

                (h) This transaction is not subject to the reporting requirements of the Internal Revenue Code of 1986, as amended, and, accordingly, IRS Form 8594 (Asset Acquisition Statement) is not required to be filed for this transaction; provided, if the parties mutually agree that a filing of Form 8594 is required, the parties will confer and cooperate in the preparation and filing of their respective forms to reflect consistent reporting of an agreed allocation of the value of the Properties that is consistent with those shown on Exhibit "B".

                (i) With respect to production from the Properties prior to the Effective Date (i) all royalties due in respect of Seller's interest in the Properties have been paid in full, except for funds in suspense accounts which will be turned over to Buyer and, subject to and without waiver of Section 8.05(b), it becomes Buyer's obligation to pay all royalties in suspense accounts whether accrued before or after the Effective Time; and (ii) all taxes due and owing in respect thereof have been paid in full.

                (k) To the Knowledge of Seller, the leases are valid and subsisting and in effect in accordance with their terms.

                (l) Seller has Defensible Title to the Properties and Seller warrants Defensible Title to the Properties by, through, and under Seller, but not otherwise.

                (m) Except for approvals by Governmental Authorities customarily obtained after the Closing and to the best of Seller's Knowledge, no authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the valid execution and delivery by either Buyer or Seller of this Agreement or the performance by either Buyer or Seller of its obligations hereunder and thereunder.

                (n) To Seller's Knowledge, Seller is not in material breach of the oil, gas and/or mineral leases, or any material contracts and agreements comprising any part of the Properties (such leases, material contracts, and agreements being herein called the "Basic Documents"). To Seller's Knowledge, in all material respects (i) the Basic Documents all are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (ii) all material payments (including, without limitation, royalties, delay rentals, shut-in royalties, or payments, fees for salt water disposal or injection, and joint interest or other billings under unit or operating agreements) due from Seller thereunder have been made by Seller; (iii) no other party to any Basic Document (or any successor in interest thereto) is in breach or default with respect to any of their material obligations thereunder; (iv) neither the Seller nor any other party to any Basic Document has given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial determination of any Basic Document or any provision thereof; and (v) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not result in a breach of, constitute a default under, or result in a violation of the material provisions of any Basic Document and none of the Basic Documents will require, after the Effective Date, that any advance payments be made to any party other than those required under operating agreements. Seller operates only those Properties as specified on Exhibit "A". All items of operating expense invoiced by Seller prior to the Effective Date are duly and properly charged. As to properties operated by Seller, there are no pending audits or requests to audit the operations of the Properties. True and correct copies of all of the Operating Agreements applicable to the Properties operated by Seller have been provided to Buyer.

                (o) The phrase "to Seller's Knowledge," or other similar language which qualifies a statement as to the knowledge of Seller, will mean that within the actual present knowledge of a Responsible Officer after due inquiry of appropriate managerial level personnel, such Responsible Officer has received no verbal information from an employee of Seller or any written information indicating that the specific statement so qualified is not accurate. Responsible Officer is defined as the President, Chief Operating Officer, and General Counsel of Seller.

        3.02 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller that:

                (a) Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and duly qualified to carry on its business in each state in which failure to so qualify would have a materially adverse effect on Buyer's business or properties.

                (b) Buyer has all requisite power and authority, to carry on its business as presently conducted, to enter into this Agreement, to purchase the Properties on the terms described in this Agreement, and to perform its other obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with, any provision of Buyer's articles of incorporation, bylaws or other governing documents or any agreement or instrument to which Buyer is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.

                (c) This Agreement has been duly executed and delivered on behalf of Buyer. This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                (d) Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

        3.03 DISCLAIMERS. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF EACH SELLER CONTAINED IN SECTION 3.01 ABOVE (OR IN ANY CONVEYANCE EXECUTED PURSUANT TO THIS AGREEMENT) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND EACH SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING, THE PROPERTIES SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY IMPLIED WARRANTY OR REPRESENTATION RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE. BUYER AGREES TO ACCEPT THE PROPERTIES AND ACKNOWLEDGES THAT THE SALE OF THE PROPERTIES AS PROVIDED FOR HEREIN IS MADE BY SELLER, ON AN "AS IS, WHEREAS, AND WITH ALL FAULTS" BASIS. BUYER EXPRESSLY ACKNOWLEDGES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN SECTION 3.01, SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, WITH RESPECT TO THE PROPERTIES, OR THE CONDITION OF THE PROPERTIES. UPON CLOSING, BUYER SHALL BE DEEMED TO HAVE SATISFIED ITSELF AS TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTIES, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR


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NATURALLY OCCURRING RADIOACTIVE MATERIALS ("NORM"). NO SELLER MAKES ANY WARRANTY
OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT, RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE PROPERTIES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL)
FURNISHED BY ANY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST ANY SELLER AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

                                   ARTICLE IV

                                    COVENANTS

        4.01 COVENANTS OF SELLER. Seller covenants and agrees with Buyer that:

                (a) During the period from the date of this Agreement to the date of Closing, without the prior written consent of Buyer, Seller will not (i) cause or permit the Properties to be developed, maintained, or operated in a manner inconsistent with good and prudent operating practices, (ii) abandon any part of the Properties, (iii) commence any operations on any of the Properties anticipated to cost the owner of the Properties in excess of the limitation on expenditure contained in the applicable operating agreement (except emergency operations, operations required under presently existing contractual obligations described in Schedule 4.01(a), the ongoing commitments under the AFE's described in Schedule 4.01(a) hereto, and operations undertaken to avoid any penalty provision of any applicable agreement or order described in Schedule 4.01(a)), or (iv) convey or dispose of any part of the Properties (other than personal property and equipment used on the Properties for oil and gas operations in the normal course of business and oil, gas, and other liquid products produced from the Property in the regular course of business). To the extent that Seller owns undivided interests in certain of the Properties, Buyer agrees that the acts or omissions of Seller's co-owners shall not constitute a violation of the provisions of this Section 4.01(a) nor shall any third-party action required by a vote of co-owners constitute such a violation so long as Seller has voted its interest in compliance with this Section 4.01(a). Seller shall, however, promptly notify Buyer in writing of such acts.

                (b) Each Seller shall maintain its corporate or other organizational status from the date hereof until Closing and shall assure that as of the Closing Date it will not be under any corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions. With respect to third-party consents and preferential rights to purchase, Seller shall promptly make written requests of such third parties, in compliance with applicable agreements, that such consents be given or waived and that such preferential rights be waived. Seller shall promptly notify Buyer in writing if any preferential rights are exercised, any consents or approvals are denied, or if the requisite period has elapsed without said rights having been exercised or consents or approvals having been received.

                (c) Seller shall immediately notify Buyer of any suit, action or other proceeding of the type referred to in Section 3.01(d) or refusals to grant consents or waive preferential rights to purchase that arise prior to the Closing of which Seller has or obtains Knowledge.

                (d) Seller shall immediately notify Buyer in writing of any material adverse change in the Properties

                (e) Without requiring any adjustment to the Preliminary Purchase Price or the Final Purchase Price before or after Closing, Seller shall permit Buyer access to the revenues and direct operating expenses attributable to the Properties as required by the regulations of the Securities and Exchange Commission. In this regard, Seller shall afford to Buyer and Buyer's counsel, internal and independent auditors, and other authorized representatives, from and after the date of execution hereof, reasonable access (no later than two (2) Business Days after Buyer's request therefor) to Seller's financial accounting books and records relating to the Properties (including, without limitation, (a) joint interest billings for Working Interests by Lease and/or Well, (b) vendor invoices, (c) lease operating expense statements, (d) revenue database and records for distributions to Net Revenue Interest owners, (e) check stubs, cancelled checks, and other evidence of payments made, (f) vendor and joint interest owner correspondence, (g) AFEs for drilling, completion, workover, and other capital projects and reconciliations thereof against actual costs incurred, (h) filings, returns, and other materials relating to Properties related taxes, and (i) the Leases and all relevant contracts for the calendar years ended December 31, 2004, December 31, 2005, and December 31, 2006, and the period beginning January 1, 2007, through the Closing. Such access shall include the right of Buyer to photocopy, at Buyer's expense, such financial accounting books and records and reasonable access during normal business hours to the independent auditors and consulting petroleum engineers of Seller, at Buyer's expense and on terms specified by such auditors and engineers, and the internal accounting, financial, engineering, and other personnel of Seller who are knowledgeable about the Properties, as well as permission to contact vendors and joint interest owners. Buyer shall cooperate with Seller to minimize the disruption of Seller's business and office operations as the result of Buyer's activities under this Section 4.01(f). Prior to Buyer or Buyer's representatives reviewing any information pursuant to this section, Buyer and its representatives will each sign a Confidentiality Agreement as requested by Seller.

        4.02    COVENANTS OF BUYER. Buyer covenants and agrees with Seller that:

                (a) Buyer shall maintain its corporate status and assure that as of the Closing Date it will not be under any legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

                (b) Until Closing, Buyer shall exercise all due diligence in safeguarding and maintaining secure all engineering, geological and geophysical data, reports and maps, accounting records, and all other confidential data or information in the possession of Buyer relating to the Properties and furnished by Seller.

                                    ARTICLE V

                             TITLE AND OTHER MATTERS

        5.01    DEFENSIBLE TITLE.

                (a) As used herein, the term "Defensible Title" shall mean, as to each of the Properties, such title held by Seller (in the aggregate) that, subject to and except for the Permitted Encumbrances (as hereinafter defined):
(i) entitles Seller to receive not less than the "Net Revenue Interest" set forth in Exhibit "A" of all oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from such Property; (ii) obligates Seller to bear costs and expenses relating to the maintenance, development and operation of wells located on such Property in an amount not greater than the "Working Interest" set forth in Exhibit "A"; and (iii) is free and clear of encumbrances, liens and defects.

                (b) The term "Permitted Encumbrances", as used herein, shall mean:

                        (1) lessors' royalties, overriding royalties, and division orders and sales contracts covering oil, gas or associated liquid or gaseous hydrocarbons, reversionary interests and similar burdens of record if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest of any of the Properties to less than the Net Revenue Interest set forth in Exhibit "A" for such Property or increase the Working Interest of any of the Properties to more than the Working Interest set forth in Exhibit "A" for any of the Properties, without a corresponding increase in the applicable Net Revenue Interest;

                        (2) preferential rights to purchase and required third party consents to assignments and similar agreements;

                        (3) liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

                        (4) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained routinely and subsequent to such sale or conveyance;

                        (5) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Properties to the extent such matters do not materially interfere with operations on or access to and from the Properties;

                        (6) liens of operators relating to obligations not yet due or pursuant to which Seller is not in default;

                        (7) the terms and conditions of all leases, agreements, orders, instruments, documents identified, and other matters expressly described, in any of the Exhibits or Schedules hereto; and

                        (8) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Property in any manner, and all applicable laws, rules and orders of governmental authority.

        5.02 CASUALTY LOSS. If, prior to the Closing, all or any portion of the Properties is destroyed by fire or other casualty, is taken in condemnation or under the right of eminent domain or proceedings for such purposes are pending or threatened, Buyer will purchase such Property notwithstanding any such destruction, taking or pending or threatened taking (without reduction of the Preliminary Purchase Price therefor), in which case Seller shall, at the Closing, pay to Buyer all sums paid to Seller by third parties by reason of the destruction or taking to be assigned to Buyer and shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to any unpaid awards or other payments from third parties arising out of the destruction, taking or pending or threatened taking as to such Properties to be assigned to Buyer. Prior to Closing, Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any destruction, taking or pending or threatened taking as to such Properties to be assigned to Buyer without first obtaining the written consent of Buyer.

        5.03 ADJUSTMENTS. Seller and Buyer agree there are no adjustments to the Preliminary Purchase Price except for (i) the adjustments shown on Schedule
2.02 (b)(3), and (ii) the adjustments described in Section 2.02 (b)(1) and 2.02
(b)(2) and the adjustments specified in the Letter Agreement.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

        6.01 SELLER'S CONDITIONS. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction at or prior to the Closing of the following conditions:

                (a) All representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and satisfied all agreements in all respects required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

                (b) No suit or other proceeding shall be pending before any court or governmental agency seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with, the purchase and sale contemplated by this Agreement.

        6.02 BUYER'S CONDITIONS. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction at or prior to the Closing of the following conditions:

                (a) All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing.

                (b) No suit or other proceeding shall be pending before any court or governmental agency seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with, the purchase and sale contemplated by this Agreement.

                (c) Buyer or its designee shall be designated operator as specified in the Letter Agreement.

                                   ARTICLE VII

                                     CLOSING

        7.01 DATE OF CLOSING. Unless the parties hereto mutually agree otherwise and subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (herein called the "Closing") shall be held on or before March 12, 2007. In the event the transaction fails to close on or before March 12, 2007 and in the absence of a material breach of this Agreement by Seller, Seller may in its discretion terminate this Agreement and retain the Deposit. In the event Seller fails or refuses to close, the Deposit along with the additional sums described in the Letter Agreement will be returned and paid over to Buyer within ten (10) days. The date Closing actually occurs is herein called the "Closing Date."

        7.02 PLACE OF CLOSING. The Closing shall be held at the offices of Buyer or at such other place as Buyer and Seller may agree in writing.

        7.03 CLOSING OBLIGATIONS. At the Closing the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others.

                (a) Seller shall execute, acknowledge and deliver to Buyer an assignment, bill of sale and conveyance (in sufficient counterparts to facilitate recording) in form as set forth in Exhibit "C" hereto conveying the Properties to Buyer.

                (b) At least three (3) calendar days prior to the Closing Date, Seller shall prepare and deliver to Buyer for Buyer's review and comment a statement describing the adjustments to be made pursuant to Section 2.02 (b)(1) and (b)(2). At Closing, Seller and Buyer shall execute and deliver a statement approving the adjustments required by Section 2.02 (b)(1) and (b)(2). The term "Closing Amount" shall mean the Preliminary Purchase Price adjusted as provided in Section 2.02 (b), using for such adjustments the best information then available and after deduction of the Deposit.

                (c) Buyer shall deliver the Closing Amount by wire transfer to a bank account designated by Five States at Closing.

                (d) Seller shall deliver to Buyer exclusive possession of the Properties.

                (e) With respect to any of the Properties of which Seller or any affiliate of Seller is the operator, Seller shall deliver to Buyer Seller's (or such affiliate's) resignation as operator and shall thereafter cooperate with and assist Buyer in being appointed successor operator of such Properties.

                (f) Seller and Buyer shall execute, acknowledge and deliver transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production after the Effective Time from the Properties assigned to Buyer under Section 7.03(a).

                (g) Seller shall execute and deliver a Non-Foreign Affidavit substantially in the form of Exhibit "E."

                (h) To the extent possible, Seller shall assign all permits and other governmental authorizations to Buyer.

                                  ARTICLE VIII

                            OBLIGATIONS AFTER CLOSING

        8.01 POST-CLOSING ADJUSTMENTS. As soon as practicable (and in no event more than 90 calendar days) after the Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement a statement (herein called the "Final Settlement Statement") setting forth each adjustment or payment for matters described in Section 2.02 (b)(1) and (b)(2) that was not finally determined as of the Closing and showing the calculation of such adjustments. Within fifteen calendar days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement. The parties shall undertake to agree with respect to the amounts due pursuant to such post-Closing adjustment no later than 60 calendar days thereafter. If no such agreement can be reached, either Party may refer the matter to arbitration. The date upon which such agreement is reached or upon which the Final Purchase Price is established, shall be herein called the "Final Settlement Date". In the event that (1) the Final Purchase Price is more than the Closing Amount, Buyer shall pay to Five States Energy Company in immediately available funds the amount of such difference, or (2) the Final Purchase Price is less than the Closing Amount, Seller shall pay to Buyer in immediately available funds the amount of such difference. Payment by Buyer or Seller shall be made within five calendar days of the Final Settlement Date. Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all monies, proceeds, receipts, credits, and income accruing to the Properties (a) for the period subsequent to the Effective Time, shall be the sole Properties and entitlement of Buyer, and, to the extent received by Seller, Seller shall fully disclose, account for, and transmit same to Buyer promptly, and (b) for the period prior to the Effective Time, shall be the sole property and entitlement of Seller and, to the extent received by Buyer, Buyer shall fully disclose, account for, and transmit same to Seller promptly.

        8.02 FILES AND RECORDS. Within ten calendar days after the Closing Date, Seller shall deliver to Buyer all of Seller's files and records relating to the Properties.

        8.03 SALES TAXES AND RECORDING FEES. Buyer shall pay all sales taxes, if any, occasioned by the sale of the Property and all documentary, filing and recording fees required in connection with the filing and recording of any assignments.

        8.04 FURTHER ASSURANCES. After Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto.

        8.05    INDEMNIFICATION. From and after the Closing:

                (a) Buyer shall defend, indemnify and save and hold harmless Seller against (i) all claims, costs, expenses and liabilities (including attorneys fees and expenses) incurred in connection with the ownership, development, exploration, operation, maintenance or any other matters relating to the applicable operating agreements of the Properties which accrue or relate to the period after the Effective Time, (ii) all claims, costs, expenses and liabilities relating to environmental conditions on the Properties, whether accruing or relating to periods before or after the Effective Time, and (iii) court costs and reasonable attorneys' fees incurred in enforcing this indemnity. As used herein, claims for environmental conditions means any costs, damages, expenses, liabilities, obligations or other responsibilities arising from or under any environmental law due to the condition of the Properties prior to the Effective Time, including without limitation any liability, responsibility or obligation to cleanup, remove, contain, remediate or take any other corrective actions.

                (b) Seller shall defend, indemnify and save and hold harmless Buyer against all claims, costs, expenses and liabilities (including attorneys fees and expenses) incurred in connection with the ownership, development, exploration, operation or maintenance of the Property, which accrue or relate to the period prior to the Effective Time including, without limitation (i) amounts due for severance taxes and royalties due with respect to production prior to the Effective Time (except as to amounts in suspense transferred to Buyer pursuant to Section 3.01(i), and (ii) court costs and reasonable attorneys' fees incurred in enforcing this indemnity.

        8.06 SURVIVAL. The representations, warranties, covenants, agreements and indemnities included or provided for in this Agreement and any Exhibit hereto shall survive the Closing.

        8.07 SUBROGATION. Seller executes this Agreement with full substitution and subrogation of Buyer in and to all covenants and warranties of every kind and character of Seller relating to the Properties under the terms of any agreement or granted or implied by law.

                                   ARTICLE IX

                            TERMINATION OF AGREEMENT

        9.01 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated as provided elsewhere in this Agreement and in the following instances:

                (a) By Seller if the conditions set forth in Section 6.01 are not satisfied in all material respects or waived as of the Closing Date.

                (b) By Buyer if the conditions set forth in Section 6.02 are not satisfied in all material respects or waived as of the Closing Date.

                (c) At any time by the mutual written agreement of Buyer and Seller.

        9.02 LIABILITIES UPON TERMINATION. If this Agreement is terminated for any reason other than those set forth in Section 9.01 or is breached, nothing contained herein shall be construed to limit Seller's or Buyer's legal or equitable remedies including, without limitation, damages for the breach or failure of any representation, warranty, covenant or agreement contained herein and the right to enforce specific performance of this Agreement.

                                    ARTICLE X

                                  MISCELLANEOUS

        10.01 EXHIBITS. The Exhibits and Schedules referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement. Each party to this Agreement and its counsel has received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement.

        10.02 EXPENSES. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

        10.03 NOTICES. All notices and communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made when personally delivered to the individual indicated below, or if mailed or sent by facsimile transmissions, when received by the party charged with such notice and addressed as follows:

                  If to Buyer:
                  ------------

                  ISRAMCO, Inc.
                  11767 Katy Freeway, Suite 711
                  Houston, Texas 77079
                  Attention:  Mr. J. Monroe Cutler
                  Telephone No.:  (713) 621 - 5946
                  Facsimile No.:  (713) 621 - 3988; e - mail jayoil@swbell.net

                  With a copy to:

                  Mr. James H. Hutchinson, III
                  2204 Louisiana, Suite 220
                  Houston, Texas  77002
                  Phone:  (713) 524 - 7300; e - mail:  jhutchinson@schalaw.com

                  If to Seller:
                  -------------

                  Five States Energy Company, L.L.C.
                  1220 One Energy Square
                  4925 Greenville Ave.
                  Dallas, TX 75206-4020
                  Attention:  Steve Collins, Operations Manager
                  Phone:  972-806-1123  email: scollins@fivestates.com

                  With a copy to:
                  Mr. Curtis R. Swinson
                  Malouf, Lynch, Jackson & Swinson, P.C..
                  12222 Merit Drive
                  Suite 1000
                  Dallas, TX 75251
                  Phone:  214-273-0566  email: cswinson@mljs.net

Any party may, by written notice so delivered to the others, change the address or individual to which delivery shall thereafter be made.

        10.04 AMENDMENTS. This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

        10.05 ASSIGNMENT. Prior to Closing, neither Seller nor either Buyer shall assign this Agreement without the prior written consent of the other; provided however that Buyer may assign this Agreement to an affiliate by assignment, transfer of equity, merger, reorganization, or consolidation, without the prior written consent of the Seller. After Closing, any assignment of rights shall provide for the assumption by the transferee of the obligations of the assigning Party under this Agreement. No assignment of any rights hereunder shall relieve the assigning Party of any obligations or responsibilities hereunder. Upon the assumption by such a transferee of the obligations of the assigning Party under this Agreement, such transferee shall become primarily liable for all such obligations assumed. Notwithstanding any such assumption, however, if such a transferee fails to perform any of the obligations thus assumed, the assigning Party shall remain liable for the performance thereof. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

        10.06 ANNOUNCEMENTS. Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued concerning this Agreement or the transactions contemplated hereby and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, Seller shall not disclose the Purchase Price for a period of two years following Closing, and neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party unless a party is advised by counsel that it is under a legal obligation to issue such publicity.

        10.07 HEADINGS. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

        10.08 COUNTERPARTS; FACSIMILE SIGNATURE. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. This Agreement may be executed by facsimile signature, which shall be deemed an ink - signed original for all purposes.

        10.09 REFERENCES. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, trust, estate or other entity.

        10.10 GOVERNING LAW. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas.

        10.11 ENTIRE AGREEMENT. This Agreement (including the Exhibits hereto) constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

        10.12 PARTIES IN INTEREST. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and, except as otherwise prohibited, their respective successors and assigns; and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

        10.13   ARBITRATION.

                (a) Any dispute arising under this Agreement which cannot be resolved by mutual agreement, shall be resolved exclusively by final and binding arbitration in the State of Texas, County of Dallas, in accordance with the commercial arbitration rules of the American Arbitration Association, except as otherwise provided herein. Either Buyer or Seller may invoke arbitration of such issue by serving on the other party a written notice of arbitration (the "Arbitration Notice"), which shall specify with reasonable detail (i) the issues in dispute, (ii) the claims asserted, (iii) the remedies sought by the party invoking arbitration and (iv) the name of such party's chosen arbitrator. Within five (5) Business Days of receipt of the notice, for claims in excess of $500,000, the receiving party shall (A) select its arbitrator and (B) notify the party who shall have given the Arbitration Notice. Within five (5) Business Days thereafter, the two (2) arbitrators so chosen shall choose a third arbitrator. Each arbitrator shall have general experience in the oil and gas industry.

                (b) All decisions of the arbitrators shall be by a majority vote. Each of Buyer and Seller shall pay the fees and expenses of the arbitrator chosen by such party and shall pay one-half of the fees and expenses of the third arbitrator.

                (c) A judgment on the award by the arbitrators may be entered by any court having jurisdiction thereof.

                (d) All aspects of the arbitration shall be confidential, and the parties and arbitrators shall not disclose to others, or permit disclosure of, any information related to the proceedings, including but not limited to discovery, testimony and other evidence, briefs, and the award unless legally obliged to do so.

        10.14 CREDIT FOR PAYMENTS. Each Seller hereby irrevocably names and designates Five States Energy Company as its agent to receive all notices and payments due to Seller from Buyer under this Agreement. Each Seller hereby stipulates and agrees that (a) any payment made by Buyer to Five States Energy Company hereunder (including, without limitation, the Deposit and the Closing Amount) shall be deemed received by Seller upon receipt thereof by Five States Energy Company, and (b) Five States shall indemnify and hold Buyer harmless from, and Buyer shall never have any obligation or liability in regard to, the apportionment, division, use or payment of such funds by Five States Energy Company.

        10.15 LIKE KIND EXCHANGE. Seller may elect to structure this transaction as a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, with respect to any or all of the Properties (a "Like-Kind Exchange") at any time prior to the date of Closing. In order to effect a Like-Kind Exchange, Buyer shall cooperate and do all acts as may be reasonably required or requested by Seller with regard to effect the Like-Kind Exchange, including, but not limited to, permitting Seller to assign their rights under this Agreement to a qualified intermediary of Seller's choice in accordance with Treasury Regulation ss. 1.1031(k)-1(g)(4) or executing additional escrow instructions, documents, agreements or instruments to effect an exchange; provided, however, Buyer shall incur no expense in connection with such Like-Kind Exchange, Buyer shall not be required to take title to any property other than the Properties in connection with the Like-Kind Exchange, and Buyer's possession of the Properties will not be delayed by reason of any such Like-Kind Exchange.

        10.16 DECEPTIVE TRADE PRACTICES WAIVER. To the extent applicable to the transaction contemplated hereby or any portion thereof, Buyer waivers Buyer's rights under the provisions of the Texas Deceptive Trade Practices - Consumer Protection Act, Sections 17.41 et. seq. of the Texas Business and Commerce Code, a law that gives consumers special rights and protections. Buyer states after consultation with an attorney of Buyer's selection that Buyer voluntarily consents to this waiver.

        10.17 JOINT OBLIGATIONS. The obligations of each of the Sellers are joint and several.

EXECUTED as of the date first above mentioned.

                                     SELLER:
                                     -------

FIVE STATES ENERGY COMPANY, L.L.C.        FIVE STATES TRADING COMPANY


By: /s/ Arthur N. Budge                   By:  /s/ Arthur N. Budge
Printed Name: Arthur N. Budge, Jr.        Printed Name: Arthur N. Budge, Jr.
Title: President                          Title: President


FIVE STATES CONSOLIDATED I, LTD.          FIVE STATES TRADING COMPANY
By Five States Energy Company, L.L.C.     B: Five States Energy Company, L.L.C.
its general partner                       its general partner

By: /s/ Arthur N. Budge                   By: /s/ Arthur N. Budge
Printed Name: Arthur N. Budge, Jr.        Printed Name: Arthur N. Budge, Jr.
Title: President                          Title: President


FIVE STATES CONSOLIDATED I, LTD.          FIVE STATES CONSOLIDATED II, LTD.
By Five States Energy Company, L.L.C.     B: Five States Energy Company, L.L.C.
its general partner                       its general partner

By: /s/ Arthur N. Budge                   By: /s/ Arthur N. Budge
Printed Name: Arthur N. Budge, Jr.        Printed Name: Arthur N. Budge, Jr.
Title: President                          Title: President


FIVE STATES 2001A, LTD.                   FIVE STATES 2002-A, LTD.
By Five States Energy Company, L.L.C.     B: Five States Energy Company, L.L.C.
its general partner                       its general partner

By: /s/ Arthur N. Budge                   By: /s/ Arthur N. Budge
Printed Name: Arthur N. Budge, Jr.        Printed Name: Arthur N. Budge, Jr.
Title: President                          Title: President

FIVE STATES 2002-B LTD.                   FIVE STATES 2003-A, LTD.
By Five States Energy Company, L.L.C.     B: Five States Energy Company, L.L.C.
its general partner                       its general partner

By: /s/ Arthur N. Budge                   By: /s/ Arthur N. Budge
Printed Name: Arthur N. Budge, Jr.        Printed Name: Arthur N. Budge, Jr.
Title: President                          Title: President


FIVE STATES 2003-B LTD.                   FIVE STATES 2004, LTD.
By Five States Energy Company, L.L.C.     B: Five States Energy Company, L.L.C.
its general partner                       its general partner

By: /s/ Arthur N. Budge                   By: /s/ Arthur N. Budge
Printed Name: Arthur N. Budge, Jr.        Printed Name: Arthur N. Budge, Jr.
Title: President                          Title: President


FIVE STATES 2005 LTD.                     FIVE STATES 2006, LTD.
By Five States Energy Company, L.L.C.     B: Five States Energy Company, L.L.C.
its general partner                       its general partner

By: /s/ Arthur N. Budge                   By: /s/ Arthur N. Budge
Printed Name: Arthur N. Budge, Jr.        Printed Name: Arthur N. Budge, Jr.
Title: President                          Title: President


                                       BUYER:  ISRAMCO, INC.


                                       By:    /s/ Haim Tsuff
                                       Name:  Haim Tsuff
                                       Title: Chairman & Chief Executive Officer